Scholastic Updates Fiscal 2019 Outlook

NEW YORK, May 30, 2019 /PRNewswire/ -- Scholastic Corporation (NASDAQ:SCHL), the global children's publishing, education and media company, today announced a revised outlook for the fiscal year ending May 31, 2019. The Company noted that most of its annual operating income is typically recorded in its fourth fiscal quarter.

Scholastic now expects fiscal 2019 revenue to be approximately $1.64 billion. The Company also expects fiscal 2019 Adjusted EBITDA to be in the range of $120 to $130 million and earnings per diluted share, excluding one-time items, to be in the range of $0.83 to $1.03. The revised outlook includes an adverse accounting impact of approximately $7.7 million in Adjusted EBITDA and $0.16 in earnings per diluted share from the application of the new ASC 606 revenue recognition guidelines to its Book Fairs incentive program, which had not been included in the Company's prior outlook.

The Company has revised its estimates primarily as a result of certain factors affecting its Children's Book Publishing and Distribution segment in the fourth quarter. In Book Clubs, the Company had lower than expected revenue largely due to the March implementation of its sales tax collection program in response to the Supreme Court Wayfair ruling. In Book Fairs, expenses were higher than originally planned primarily due to increased incentive-based promotions to address a more competitive environment.

ASC 606, referred to above, requires that revenue attributable to incentives provided in connection with each book fair held during the accounting period be deferred until the actual redemption of such incentives. In past years, the revenue associated with such incentives was recognized immediately upon completion of the book fair. The Company will recognize this deferred revenue, and the resultant operating profit, in fiscal 2020, as the incentives are redeemed.

Scholastic will announce its fourth quarter and fiscal year earnings results in July. The Company's Chairman, President and Chief Executive Officer, Richard Robinson, and its CFO, Ken Cleary, will host a conference call and webcast to discuss the fourth quarter and fiscal year earnings at that time. Further details on the call and webcast will be issued in the coming weeks.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes quality books and e-books, print and technology-based learning programs for pre-K to grade 12 and other products and services that support children's learning and literacy both in school and at home. With 14 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail and online. True to its mission of 98 years to encourage the personal and intellectual growth of all children beginning with literacy, the Company has earned a reputation as a trusted partner to educators and families. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

CONTACT: Scholastic Corporation Investor Contact: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com